OMB APPROVAL
                                                  OMB Number:  3235-
0167
                                                  Expires:
September 30, 1998
                                                  Estimated average
burden
                                                  Hours per
response..1.50
                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 15-D

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

                                   Commission File Number     33-
20110-02
Name:
     CoBank ACB
Address:
     5500 South Quebec Street, Englewood, Colorado, 80111
Phone:
     (303) 740-4000

Title of each class of securities covered by this Form:
     Cooperative Utility Trust, Big Rivers Series 1988-A3

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
     None

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(I)                Rule 12h-3(b)(1)(I)   X
     Rule 12g-4(a)(1)(ii)                    Rule 12h-3(b)(1)(ii)
     Rule 12g-4(a)(2)(I)                Rule 12h-3(b)(2)(I)
     Rule 12g-4(a)(2)(ii)                    Rule 12h-3(b)(2)(ii)
                                   Rule 15d-6

Approximate number of holders of record as of the certification or
notice date:   298

Pursuant to the requirements of the Securities Exchange Act of 1934 (name of registrant as specified in charter) has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

As of date:   1/1/97                         By:  Nicholas G. Hahn
                                           Senior Vice President &
Controller